Flexsteel Industries, Inc. Reports Fiscal first Quarter 2024 Results

Dubuque, Iowa – October 31, 2023 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported first quarter fiscal 2024 results.

Key Results for the first Quarter Ended September 30, 2023

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Net sales for the quarter of $94.6 million compared to $95.7 million in the prior year quarter, a decrease of (1.1%).
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Gross margin increased to 19.5% for the first quarter compared to 16.0% in the prior year quarter.
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GAAP operating income of $1.9 million or 2.0% of net sales for the first quarter compared to $0.4 million or 0.4% of net sales in the prior year quarter.
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GAAP net income per diluted share of $0.14 for the current quarter compared to net income of $0.05 in the prior year quarter.
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Non-GAAP net income per diluted share of $0.14 for the quarter compared to non-GAAP net income of $0.09 in the prior year quarter.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I am pleased with our first quarter results. We are competing well and gaining share in a challenging business environment,” said Jerry Dittmer, President and CEO of Flexsteel Industries, Inc. “While net sales were down 1% compared to the prior year quarter, sales in the quarter were adversely impacted by the elimination of ocean freight surcharges in the prior year when ocean container delivery costs were significantly inflated. Excluding the approximately $7 million impact from the surcharge elimination, growth from unit volume and sales mix was a robust 6.8% in the quarter, reflecting our strong sales execution and the momentum of our growth initiatives. In addition, we leveraged operational efficiencies and cost savings to expand gross margin and improve operating income from $0.4 million in the prior year quarter to $1.9 million this quarter.”

Mr. Dittmer concludes, “A variety of macroeconomic headwinds continue to weigh on industry demand and the outlook for consumer spending on higher priced discretionary purchases such as furniture. Despite these external challenges, our team isn’t deterred and remains intensely focused on profitably growing our business in fiscal year 2024. We enter the second quarter with positive momentum and are confident in our ability to grow sales both compared to last year and the first quarter, while also improving gross and operating margins over the first quarter. Our strategies are working. We’ll continue to innovate, drive expedient and relevant new product development, and build strong brands. Regardless of demand uncertainties, we remain aggressive in identifying new growth opportunities while prudently managing costs and investing for future growth and profit enhancement.”

Operating Results for the first Quarter Ended September 30, 2023

Net sales were $94.6 million for the first quarter compared to net sales of $95.7 million in the prior year quarter, a decrease of ($1.1) million, or (1.1%). The decrease was driven by lower sales in home furnishings products sold through retail stores of ($2.2) million, or (2.6%), led by a reduction of ($7.1) million due to the elimination of ocean freight surcharges which was partially offset by unit volume and product mix. Sales of products sold through e-commerce channels increased by $1.1 million, or 10.7%, compared to the first quarter of the prior year.

Gross margin for the quarter ended September 30, 2023, was 19.5%, compared to 16.0% for the prior-year quarter, an increase of 350 basis points (“bps”). The 350-bps increase was primarily driven by control of expenses related to material costs and the impact of strategic cost savings initiatives.

Selling, general and administrative (SG&A) expenses increased to 17.4% of net sales in the first quarter of fiscal 2024 compared with 15.2% of net sales in the prior-year quarter. The increase was mainly due to investment in growth initiatives.

Operating income for the quarter ended September 30, 2023, was $1.9 million compared to $0.4 million in the prior-year quarter.

The Company reported income tax expense of $0.6 million, or an effective rate of 44.2%, during the first quarter compared to a tax benefit of ($0.2) million, or an effective rate of (175.5%), in the prior-year quarter. The effective tax rate was primarily impacted by non-deductible stock compensation, state taxes, and foreign operations.

The Company reported net income of $0.8 million, or $0.14 per diluted share, for the quarter ended September 30, 2023, compared to net income of $0.3 million, or $0.05 per diluted share, in the prior-year quarter.

Liquidity

The Company ended the quarter with a cash balance of $3.0 million and working capital (current assets less current liabilities) of $118.3 million, and availability of approximately $27.6 million under its secured line of credit.

Capital expenditures for the quarter ended September 30, 2023, were $1.4 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Wednesday, November 1, 2023, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
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Conference call replay available through November 8, 2023: 877-344-7529 (domestic) or

412-317-0088 (international)

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Replay access code: 6306057
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10183478/faba967b02 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,973	$3,365
Trade receivables, net	31,551	38,168
Inventories	120,807	122,076
Other	9,208	6,417
Assets held for sale	616	616
Total current assets	165,155	170,642

NONCURRENT ASSETS:
Property, plant and equipment, net	39,010	38,652
Operating lease right-of-use assets	66,445	68,294
Other assets	14,260	12,962

TOTAL ASSETS	$284,870	$290,550

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$21,002	$24,745
Accrued liabilities	25,832	30,360
Total current liabilities	46,834	55,105

LONG-TERM LIABILITIES
Line of credit	32,998	28,273
Other liabilities	63,671	65,551
Total liabilities	143,503	148,929

SHAREHOLDERS' EQUITY	141,367	141,621

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$284,870	$290,550

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2023	2022
Net sales	$94,603	$95,684
Cost of goods sold	76,193	80,335
Gross profit	18,410	15,349
Selling, general and administrative expenses	16,492	14,574
Other expense	—	347
Operating income	1,918	428
Interest expense	570	321
Other expense	—	2
Income before income taxes	1,348	105
Income tax provision (benefit)	596	(184)
Net income and comprehensive income	$752	$289
Weighted average number of common shares outstanding:
Basic	5,182	5,311
Diluted	5,375	5,467
Earnings per share of common stock:
Basic	$0.15	$0.05
Diluted	$0.14	$0.05

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2023	2022
OPERATING ACTIVITIES:
Net income	$752	$289
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	940	1,128
Deferred income taxes	94	—
Stock-based compensation expense	911	825
Change in provision for losses on accounts receivable	(70)	(10)
Loss on disposal of assets	34	—
Changes in operating assets and liabilities	(4,442)	10,762
Net cash (used in) provided by operating activities	(1,781)	12,994
INVESTING ACTIVITIES:
Capital expenditures	(1,355)	(1,878)
Net cash (used in) investing activities	(1,355)	(1,878)
FINANCING ACTIVITIES:
Dividends paid	(879)	(867)
Treasury stock purchases	(455)	(403)
Proceeds from line of credit	101,365	88,058
Payments on line of credit	(96,640)	(95,768)
Shares withheld for tax payments on vested restricted shares	(647)	(349)
Net cash provided by (used in) financing activities	2,744	(9,329)
(Decrease) increase in cash and cash equivalents	(392)	1,787
Cash and cash equivalents at beginning of the period	3,365	2,184
Cash and cash equivalents at end of the period	$2,973	$3,971

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP adjusted net sales:

The following table sets forth the reconciliation of the Company's reported GAAP net sales to the calculation of adjusted net sales for the three months ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,	September 30,
(in thousands)	2023	2022	% Change
Net Sales	$94,603	$95,684	(1.1%)
Freight Surcharges	$—	$(7,099)
Adjusted Net Sales	$94,603	$88,585	6.8%

Reconciliation of GAAP operating income to non-GAAP adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of non-GAAP adjusted operating income for the three months ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,
(in thousands)	2023	2022
Reported GAAP operating income	$1,918	$428
Other expense	—	347
Non-GAAP operating income	$1,918	$775

Reconciliation of GAAP net income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three months ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,
(in thousands)	2023	2022
Reported GAAP net income	$752	$289
Other expense	—	347
Tax impact of the above adjustments(1)	—	(94)
Non-GAAP net income	$752	$542

(1) Effective tax rate of 27.0% was used to calculate the three months ended September 30, 2022.

Reconciliation of GAAP diluted earnings per share of common stock to non-GAAP adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of non-GAAP adjusted diluted earnings per share for the three months ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,
	2023	2022
Reported GAAP diluted earnings per share	$0.14	$0.05
Other expense	—	0.06
Tax impact of the above adjustments(1)	—	(0.02)
Non-GAAP diluted earnings per share	$0.14	$0.09

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 27.0% was used to calculate the three months ended September 30, 2022.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.
563-585-8122
investors@flexsteel.com